EXHIBIT 99.1
FOR IMMEDIATE RELEASE
January 31, 2002
                                        Contact:  Sonja Tuitele
                                                  Corporate Communications
                                                  (720) 562-4984

WILD OATS MARKETS, INC. DISCLOSES A LAWSUIT FILED BY GILLILAND AND COOK

     BOULDER, Colo., January 31 - Wild Oats Markets, Inc. (NASDAQ: OATS), a leading national natural and organic foods retailer, today disclosed a lawsuit filed by co-founders and former Board members, Michael C. Gilliland and his wife, Elizabeth C. Cook.

     The couple filed a lawsuit in Boulder County Court on January 22, 2002, claiming that Wild Oats failed to pay them $2 million owed on a demand promissory note. The former CEO and his wife loaned the $2 million cash to the Company in January 2001.

     The Company has withheld payment on the note while attempting to resolve an on-going dispute with Gilliland and Cook regarding the amount of certain accounts receivables owed by them to the Company. The Company believes the amount of the accounts receivable due from Gilliland and Cook should be resolved prior to the payment of the note, and offset against the amount paid under the note.

     Gilliland and Cook founded Wild Oats in 1987. Cook served as Executive Vice President of the Company until May 2001, and Gilliland stepped down from his position as CEO early in 2001. Both continued to serve on the Company's Board of Directors until December 2001, when they resigned to diversify their stock portfolio.

     Wild Oats Markets, Inc. is a nationwide chain of natural and organic food markets in the U.S. and Canada. With annual sales of nearly $900 million, the company currently operates 103 stores in 23 states and British Columbia. The Company's natural food stores include Wild Oats Natural Marketplace, Henry's Marketplace, Nature's - a Wild Oats Market, Sun Harvest Farms and Capers Community Markets. For more information, please visit the Company's website at www.wildoats.com.